UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
November 7, 2024
Date of Report (date of earliest event reported)

IRIDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-27598	77-0210467
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
1212 Terra Bella Avenue Mountain View, California 94043
(Address of principal executive offices, including zip code)

(650) 940-4700
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, par value $0.01 per share	IRIX	Nasdaq Capital Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

David Bruce Resignation and Separation Agreement

On October 1, 2024, Dave Bruce was terminated as the Company’s Chief Executive Officer (the “CEO”) and principal executive officer, effective immediately, and on November 11, 2024, Mr. Bruce resigned from the Board. The Board thanks Mr. Bruce for his service to the Company.

Pursuant to the terms of Mr. Bruce’s employment agreement, Mr. Bruce was eligible to receive certain severance benefits in connection with his termination, subject to his entry into a separation agreement with the Company. On November 11, 2024, Mr. Bruce and the Company entered into a separation and release agreement (the “Separation Agreement”) providing for certain benefits in exchange for a release of claims by Mr. Bruce and compliance with certain ongoing covenants, including:

•
a lump sum of $45,000, consisting of $20,000 to continue health insurance coverage pursuant to the Consolidated Omnibus Reconciliation Act (“COBRA”), which is approximately equivalent to 12 months of Mr. Bruce’s estimated COBRA premiums, and $25,000 for other intangibles.

•
100% of Mr. Bruce’s remaining 19,913 unvested restricted stock unit awards (the “Accelerated RSUs”) and 100% of the unvested options to purchase 40,431 of the Company’s common stock (the “Accelerated Options”), each granted on October 27, 2022, to accelerate and fully vest as of the date of the Separation Agreement.

Mr. Bruce shall have twelve (12) months from October 4, 2024 (the “Separation Date”) to exercise any vested and unexercised options to purchase the Company’s common stock unless such options expire prior to the end of such twelve-month period. Except for the Accelerated Options and Accelerated RSUs, Mr. Bruce’s unvested options to purchase common stock and unvested restricted stock units ceased vesting and were forfeited on the Separation Date.

Pursuant to the terms of the Separation Agreement, Mr. Bruce will remain bound by the confidentiality provisions and certain restrictive covenants included in his employment agreement.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Patrick Mercer Compensatory Arrangements and Change in Control Severance Agreement

On November 7, 2024, the Board adjusted the terms of Patrick Mercer’s compensation in connection with his role as CEO. Mr. Mercer will retain an annualized 2024 base salary of $360,000 and will be eligible to receive an annual target bonus of 65% of his 2024 annual base salary upon the achievement of certain performance objectives determined by the Company’s Compensation Committee and Board. In addition, Mr. Mercer entered into an amended and restated Change in Control Severance Agreement, in which Mr. Mercer would be entitled to a lump sum cash severance payment equal to 150% of his base salary then in effect, if terminated without cause (as defined therein) or in connection with a change in control (as defined in the Plan). The foregoing description of the Change in Control Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Change in Control Severance Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events

Effective November 7, 2024, Kenneth E. Ludlum was appointed to the Compensation Committee. Following Mr. Ludlum’s appointment, the composition of the Company’s committees is as follows:

•
Audit Committee: Kenneth E. Ludlum (Chair), Robert Grove, Ph.D. and Beverly A. Huss.

•
Compensation Committee: Beverly A. Huss (Chair), Robert Grove, Ph.D. and Kenneth E. Ludlum.

•
Nominating and Governance Committee: Kenneth E. Ludlum (Chair) and Robert Grove, Ph.D.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Separation and Release Agreement dated as of November 11, 2024, between the Company and Mr. Bruce.
10.2	Change in Control Severance Agreement dated as of November 7, 2024, between the Company and Mr. Mercer.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION

	By:	/s/ Patrick Mercer
Patrick Mercer
President and Chief Executive Officer

Date: November 13, 2024